Exhibit 99.1

N E W S R E L E A S E

Aphton Reports Second Quarter 2004 Financial Results

•	Strong cash position of $55.5 million

•	Filed for approval in Switzerland for INSEGIA™ for advanced pancreatic cancer

•	On track to submit additional filings in one or more jurisdictions

August 5, 2004 — Miami, FL — Aphton Corporation (Nasdaq: APHT) today reported financial results for the second quarter ended June 30, 2004. For the three months ended June 30, 2004, the Company incurred a net loss of $6.7 million, or $0.18 per share, basic and diluted, compared with a net loss of $7.8 million, or $0.32 per share, basic and diluted, for the same period in 2003. The decrease in net loss for the period was primarily a result of the Company’s lower research and development expenses offset by an increase in interest expense including amortized discount relating to the senior convertible debentures and an increase in general and administrative expenses.

Total research and development expenses for the three months ended June 30, 2004 were $5.4 million, compared with $6.7 million for the same period in 2003. Total general and administrative expenses for the three months ended June 30, 2004 were $850,000 compared with $700,000 for the same period in 2003.

Cash and current investments on June 30, 2004 totaled $55.5 million. Weighted average number of shares was 37,631,712 for the three months ended June 30, 2004, compared with 24,701,639 for the same period in 2003.

Patrick Mooney MD, President and Chief Executive Officer of Aphton, said, “During the second quarter, we filed in Switzerland for the registration of INSEGIA as monotherapy in patients with advanced pancreatic cancer who are either unable to tolerate or elect to forego chemotherapy. We are still on track to file in another jurisdiction during the third quarter. We are also pleased to have signed a Collaboration and License Agreement for the development, manufacturing and commercialization of gastrin-related diagnostic kits with Daiichi Pure Chemicals. The relationship with Daiichi represents the creation of our first commercial partnership in Asia and we plan to continue to focus on additional commercial partnership opportunities in Asia in the third and fourth quarters.”

Dr. Mooney continued, “We were very pleased with our presentations at the American Society of Clinical Oncology (ASCO) Annual Meeting in New Orleans in June where we presented at an oral session Phase III clinical trial results of INSEGIA as monotherapy for pancreatic cancer. We also presented additional INSEGIA results in the form of three posters. We had very positive feedback from the medical community at ASCO and look forward to the unblinding of our phase III combination chemotherapy trial late this year.”

Aphton Corporation is a clinical stage biopharmaceutical company developing targeted immunotherapies for cancer and other diseases. The Company’s products neutralize hormones involved in the growth and proliferation of cancers of the gastrointestinal system and reproductive system, as well as other diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with INSEGIA in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide; Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and others.

This press release contains forward-looking statements, including statements regarding the Company’s expectations regarding (1) the Company’s ability to file for the registration of INSEGIA in an additional jurisdiction and the timing of such registration; (2) the Company’s expectations regarding additional commercial partnership opportunities in Asia and the timing of such partnership opportunities; and (3) the timing of the unblinding of the Company’s phase III combination chemotherapy trial. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to above statements these risk factors include, but are not limited to, (1) the Company’s ability to commence and complete filings for marketing approval of INSEGIA as a monotherapy for patients with advanced pancreatic cancer on the Company’s anticipated timeline and submit such filings in the appropriate jurisdiction(s); (2) the Company’s ability to identify and successfully negotiate with potential commercial partners in Asia on the Company’s anticipated timeline; and (3) the Company’s ability to finalize the results of its phase III combination chemotherapy trial. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange filings, including the Company’s report on Form 10-K filed with the Commission on March 15, 2004. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

Aphton Corporation 305-374-7338

Jeannette L. Whitmore, Corporate Communications

Nicholas Porras or John Quirk, Investor Relations

Cynthia Isaac, Media, The Ruth Group 646-536-7000